Lee W. Cassidy, Esq.

Law Offices of Lee Cassidy

215 Apolena Avenue

Newport Beach, California 92662

October 1, 2019

Board of Directors

1363 Veterans Memorial Highway, Suite 22

Hauppauge, New York 11788

RE:	New World Technologies, Inc.
Registration Statement Number: 333-229390

Ladies and Gentlemen:

We act as counsel for New World Technologies, Inc., a Delaware corporation (the “Company’), in connection with the preparation and filing by the Company of registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the offer and sale by the Company of up to 2,000,000 shares of its common stock at $5.00 per share.

We have examined the Certificate of Incorporation and the By-Laws of the Company, the relevant provisions of the Delaware General Corporation Law, the relevant records of the State of Delaware and have made inquiries of the principals of the Company. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in the Registration Statement. We have relied upon the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Based upon and relying solely upon the foregoing, we advise you that in our opinion the shares being offered will be, when sold, legally issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter is limited to the application of the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

By this letter, we consent to the inclusion of our name under “Legal Matters” caption in the registration statement and amendments thereto filed on Form S-1 referenced above. We agree to the reproduction of this letter as an exhibit to the referenced registration statement.

Sincerely

/s/ Lee W. Cassidy
Law Offices of Lee Cassidy, Esq.